                               STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 5th day of June, 1996, by and among Fibreboard Corporation, a Delaware corporation ("Buyer"), Stone Products Corporation, a California corporation (ACompany@), Donald G. Castle, on behalf of First Albany Corporation as custodian for Donald
G. Castle ("First Albany"), Donald G. Castle Revocable Living Trust dated January 1, 1990 ("Castle Trust"), Charles G. Davis, Jr., an individual resident in the State of California ("Davis"), Charles G. Davis, Jr. Revocable Living Trust dated January 27, 1990 ("Davis Trust"), James S. Fetherston, an individual resident in the State of California ("Fetherston"), Alexander D. Smith, an individual resident in the State of Michigan ("A. Smith"), Gregory C. Smith, an individual resident in the State of Michigan ("G. Smith"), Gregory C. Smith, on behalf of Huntington Bank of Michigan as Custodian for Gregory C. Smith ("Huntington"), Julie E. Smith, an individual resident in the State of Michigan ("J. Smith"), Advent International Investors Limited Partnership ("AILP"), Advent Omnibus Limited Partnership ("AOLP"), Advent UNO, C.V. ("AUCV"), Advent UNO., S.A. ("AUSA"), International Network Fund Limited Partnership ("INFLP") and Kowa Company, Ltd., a Japanese corporation ("Kowa")(First Albany, Castle Trust, Davis, Davis Trust, Fetherston, A. Smith, G. Smith, Huntington, J. Smith, AILP, AOLP, AUCV, AUSA, INFLP and Kowa, collectively referred to herein as the "Sellers", individually as a "Seller").

                                       RECITALS

    Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Stock") of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

ARTICLE 1.  SALE OF STOCK.

    1.1 SALE OF THE STOCK. Subject to the terms and conditions hereof, each Seller, severally but not jointly, agrees to sell, assign, transfer and deliver or cause to be delivered to Buyer and Buyer agrees to buy from each Seller (but only if the Sellers so sell, assign, transfer and deliver or cause to be delivered, in the aggregate, the Stock) at the Closing (as such term is defined in Section 1.4) the number of shares of Stock listed opposite such Seller's name on EXHIBIT A hereto.

    1.2       PURCHASE PRICE.

         (1)  PURCHASE PRICE.   The aggregate purchase price (the APurchase
Price@) to be paid to the Sellers by the Buyer for the Stock shall be forty-eight million five hundred thousand dollars ($48,500,000.00) less the following costs and expenses (ASale Costs and Expenses@) which shall be calculated and paid by the Company at the Closing hereunder:

              (1) payment obligations of the Company in connection with a sale of the Company pursuant to its long-term incentive compensation agreements with each of Peter Borst, Daniel Brown, Richard Brown, Steven Brown, and Robert Heath, and pursuant to its phantom stock arrangement with Lawrence Massey and all other payment obligations arising from a termination or full performance of any and all incentive compensation, severance, noncompete, phantom stock and/or management agreement and any and all employment agreements currently in effect of the Company or CHSC which Buyer requests to be terminated prior to the Closing Date; provided, however, that Buyer may not request termination of the existing employment agreements of Messrs. Cassedy and Massey;

              (2) attorneys= fees and expenses of the Company and the Sellers in connection with the transaction contemplated by this Agreement;

              (3) accountants= fees and expenses of the Company and the Sellers in connection with the transaction contemplated by this Agreement (including the audit required by Section 1.2 (c) below); and

              (4) fees and expenses payable to Dillon, Read & Co. Inc pursuant to that certain letter agreement with the Company dated January 17, 1996.

The Purchase Price shall be divided among the Sellers as set forth on EXHIBIT A hereto.

         (2) ADJUSTMENT AMOUNT. On the tenth (10th) business day following the final determination of the Adjustment Amount (as defined below) through the Adjustment Procedure set forth in Section 1.2 (c), if the Adjustment Amount is negative, Sellers will pay the Adjustment Amount to Buyer, and if the Adjustment Amount is positive, Buyer will pay the Adjustment Amount to Sellers. All payments will be made together with interest at eight percent (8%) per annum compounded daily beginning on the Closing Date (as defined below) and ending on the date of payment. Payments to Sellers must be by wire transfer of immediately available funds to the respective accounts specified by Sellers or if no such account is specified by a Seller a certified or cashier's check payable to the account of such Seller in immediately available funds in the proportions set forth in EXHIBIT A. Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify in immediately available funds. The AAdjustment Amount@ (which may be a positive or negative number) will be equal to (i) the total consolidated stockholders= equity of the

Company as of June 30, 1996 (or, if applicable, in accordance with Section 1.2(d) below) determined in accordance with generally accepted accounting principles applied on a basis consistent with prior periods but adjusted so that there is no reduction of consolidated stockholders= equity for Sale Costs and Expenses (AAdjusted Equity@), minus (ii) thirteen million nine hundred fifty-seven thousand dollars ($ 13,957,000.00).

         (3)  ADJUSTMENT PROCEDURE.

              (1) At Sellers= expense, the Company will prepare and will cause Price Waterhouse LLP, the Company's certified public accountants, to audit consolidated financial statements ("Closing Financial Statements") of the Company as of June 30, 1996 and for the period from March 31, 1996 through June 30, 1996, including a computation of Adjusted Equity. The Company will deliver the Closing Financial Statements to Buyer and Sellers within sixty (60) days after the Closing Date. If within thirty (30) days following delivery of the Closing Financial Statements, no party has given the other parties notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of objection), then the Adjusted Equity reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If a party gives such notice of objection, then the issues in dispute will be submitted to Deloitte & Touche LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) Buyer and Sellers shall use their best efforts to cause the resolution of all objections to the Closing Financial Statements within forty-five (45) days following delivery of said statements; (ii) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (iii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iv) Buyer and Sellers will each bear fifty percent (50%) of the fees of the Accountants for such determination.

         (4) CHANGE OF CLOSING DATE. If the Closing hereunder occurs on a date other than July 1, 1996 Adjusted Equity shall be further adjusted by adding (or subtracting) one-thirty-first (1/31) of the Company=s consolidated net income (or loss) for the month of July, 1996 for each day from and including July 1, 1996 through and including the Closing Date adjusted to eliminate the effect of any changes in the business or financial condition following the Closing Date.

    1.3 TRANSFER OF CERTIFICATES. Each certificate representing all or any part of the Stock to be transferred pursuant to this Agreement shall be duly endorsed in blank (or accompanied by a duly executed stock power) by the related Seller with the signature(s) guaranteed by a commercial bank or by a member firm of the New York Stock Exchange. Prior to Closing, each Seller agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Stock to be transferred by such Seller.

    1.4       CLOSING.  The sale and purchase of the Stock referred to in
Section 1.1 above, hereinafter referred to as the "Closing," shall take place at 9:00 a.m. on July 1, 1996 at the offices of Manwell & Milton, 20 California Street, Third Floor, San Francisco, California 94111 or at such other time, date and place as Buyer and Sellers shall agree to. Such time and date are herein referred to as the "Closing Date."

    1.5       SELLERS' REPRESENTATIVE.

         (1) The Sellers irrevocably make, constitute and appoint James S. Fetherston as their agent (the "Sellers' Representative") and authorize and empower him to fulfil the role of Sellers' Representative hereunder. In the event of the resignation of a Sellers' Representative, the resigning Sellers' Representative shall appoint a successor from among the Sellers and who shall agree in writing to accept such appointment, and the resigning Sellers' Representative's resignation shall not be effective until such a successor shall exist. If a Sellers' Representative should die or become incapacitated, his successor shall be appointed within thirty (30) days of his death or incapacity by a majority in interest of the Sellers, and such successor either shall be a Seller or shall otherwise be acceptable to the Buyer. The choice of a successor Sellers' Representative appointed in any manner permitted above shall be final and binding upon the Sellers. The decisions and actions of any successor Sellers' Representative shall be, for all purposes, those of a Sellers' Representative as if originally named herein.

         (2) Each Seller has made, constituted and appointed and by execution of this Agreement hereby irrevocably makes, constitutes and appoints the Sellers' Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name, (1) to receive all notices and communications directed to such Seller under this Agreement and to take such action (or to determine to take no action) with respect thereto as he may deem appropriate as effectively as such Seller could act for himself or itself, including without limitation, the settlement or compromise of any dispute or controversy, and (2) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Seller could do personally, and each such Seller hereby ratifies and confirms as his or its own act, all that the Sellers' Representative shall do or cause to be done pursuant to the provisions hereof. All notices and communications directed to Sellers under this Agreement shall be given to the Sellers' Representative.

         (3) The death or incapacity of any Seller shall not terminate the authority and agency of the Sellers' Representative.

         (4) The Sellers hereby jointly and severally agree to indemnify the Sellers' Representative and to hold him harmless against any loss, cost, liability, damage or expense incurred without grossly negligent conduct or bad faith on the part of the Sellers' Representative and arising out of or in connection with his duties as Sellers' Representative, including the costs and expenses, including reasonable attorneys' fees, incurred by such Sellers' Representative in defending against any claim of liability in connection herewith.

    1.6 WAIVER OF RIGHT OF FIRST OFFER. Each Seller hereby waives any and all rights such Seller may have, and hereby releases each other Seller from any obligations such Sellers may have pursuant to Section 3 of the Agreement dated as of August 27, 1991, as amended, by and among Saxum House Limited, a California corporation, and the persons defined therein as AShareholders,@ in connection with the sale by each Seller and purchase by Buyer of the Stock pursuant to this Agreement; provided, however, that this waiver and release shall not be effective for any purpose other than the purchase by Buyer hereunder and if this Agreement should be terminated this Section shall be of no force or effect.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY.

    The Sellers and the Company, severally but not jointly, represent and warrant to the Buyer that, at and as of the date of this Agreement, the following statements are and shall be true and correct in all respects:

    2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company and Carriage Hill Stone Company (ACHSC@) are, respectively, corporations duly organized and existing in good standing under the laws of the State of California and the State of Ohio and each has the power to own its properties and to carry on its businesses as now being conducted. Each of the Company and CHSC are duly qualified to do business and in good standing in the jurisdictions listed on SCHEDULE 2.1 hereto, which include every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect, respectively, on the Company or CHSC.

    2.2 SELLERS. Sellers are (except as set forth in EXHIBIT A) and will be on the Closing Date the record and beneficial owners of the Stock, free and clear of all liens and encumbrances. Each Seller is (except as set forth in EXHIBIT A) and will be on the Closing Date the record and beneficial owner of the shares of Stock listed opposite such Seller's name on EXHIBIT A hereto free and clear of all liens, encumbrances and claims of any kind. No legend or other reference to any encumbrance or lien appears upon the certificates representing the Stock. Upon execution and delivery by Sellers, this Agreement will constitute the legal, valid, and binding obligation of each Seller, enforceable in accordance with its terms. Each

Seller has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the shares of Stock owned by such Seller to Buyer. The delivery of the shares of Stock owned by each Seller to Buyer pursuant to the provisions of this Agreement, upon registration in the books of the Company, will transfer record title to Buyer, free and clear of all liens and encumbrances.

    2.3       CAPITAL STRUCTURE AND OWNERSHIP.

         (1) The authorized capital stock of the Company consists of (1) twenty million (20,000,000) shares of Common Stock, of which shares twenty-four thousand (24,000) are issued and outstanding, and (2) one million (1,000,000) shares of Preferred Stock, of which shares fifty-six thousand (56,000) shares of Series A Convertible Preferred Stock and eight thousand eight hundred and eighty-eight (8,888) shares of Series B Convertible Preferred Stock are issued and outstanding.

         (2) The Stock constitutes all of the issued and outstanding capital stock of the Company. Each share of the Stock is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any federal or state securities law, shareholders= agreement or preemptive right.

         (3) There are no outstanding warrants, options, rights, calls or commitments of any kind relating to, or restrictions on the transfer of, any of the capital stock of the Company. The Company has no liability for dividends declared but unpaid.

         (4) Upon consummation of the transactions contemplated by this Agreement, the Buyer shall be the holder of one hundred percent (100%) of the issued and outstanding capital stock of the Company.

    2.4       SUBSIDIARIES OF THE COMPANY; INVESTMENTS.  Except as set forth in
SCHEDULE 2.4, the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, limited partnership, business, trust, joint venture, or other entity. The authorized capital stock of CHSC consists of seven hundred and fifty (750) shares of Common Stock, of which shares sixty are issued and outstanding. Each share of the capital stock of CHSC is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any federal or state securities law, shareholders= agreement or preemptive right. Each such outstanding share is owned of record and beneficially by the Company. There are no outstanding warrants, options, rights, calls or commitments of any kind relating to, or restrictions on the transfer of, any of the capital stock of CHSC. CHSC has no liability for dividends declared but unpaid.

    2.5 FINANCIAL STATEMENTS. Sellers have delivered to Buyer the following financial statements of the Company audited by Price Waterhouse LLP, the Company's independent public accountants:

         (1)  Consolidated Balance Sheet as of March 31, 1995;
         (2)  Balance Sheets as of March 31, 1994, and 1993;
         (3) Consolidated Statements of Income and Retained Earnings for the year ended March 31, 1995;
         (4) Statements of Income and Retained Earnings for the years ended March 31, 1994, and 1993;
         (5) Consolidated Statements of Cash Flows for the year ended March 31, 1995; and
         (6) Statements of Cash Flows for the years ended March 31, 1994, and 1993.

    In addition, Sellers have delivered to Buyer the unaudited Consolidated Balance Sheet of the Company as of March 31, 1996 together with the related unaudited Consolidated Statement of Income and Retained Earnings and Consolidated Statement of Cash Flows for the period ending on that date.

    Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of the Company (and CHSC in the consolidated financial statements delivered) as of the respective dates of the balance sheets and the results of operations of the Company (and CHSC in the consolidated financial statements delivered) for the respective periods indicated subject, in the case of the March 31, 1996 statements, to the absence of footnotes and normal recurring year end adjustments.

    2.6 OBLIGATIONS AND LIABILITIES. Sellers have delivered to Buyer a complete and accurate list, appended hereto as SCHEDULE 2.6, of all liabilities of the Company and CHSC as of March 31, 1996, listing material liabilities of any kind, character and description, whether accrued, absolute, conditional or otherwise, including potential liabilities under the Company's and CHSC=s employee benefit plans, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. Except for debts, liabilities or obligations listed on SCHEDULE 2.6, debts, liabilities or obligations incurred in the ordinary course of business between March 31, 1996 and the date of this Agreement and debts, liabilities or obligations incurred after the date of this Agreement in accordance with the terms of this Agreement, at the Closing the Company and CHSC will not have any material debt, liability, or obligation of any nature. Except as expressly provided herein, all such debts, liabilities and obligations incurred after March 31, 1996 shall be incurred only in the ordinary course of business, and shall be usual and normal in amount both individually and in the aggregate and shall be provided for, reflected on or reserved against in the books of account of the Company and CHSC in accordance with generally accepted accounting principles.

    2.7 RECEIVABLES. Sellers have delivered to Buyer a complete and accurate list, appended hereto as SCHEDULE 2.7, of the accounts, notes, and other receivables of the Company and CHSC as of March 31, 1996. Except to the extent of the reserve for bad debts reflected in SCHEDULE 2.7, such accounts, notes and other receivables are collectible by the Company and CHSC in the amounts shown on SCHEDULE 2.7 and except for Aother receivables@ listed on
SCHEDULE 2.7 represent valid and binding obligations arising from sales actually made. There are no rights of set-off applicable to any such receivables.

    2.8 PERMITS AND LICENSES. Sellers have delivered to Buyer a complete and accurate list and summary description, appended hereto as SCHEDULE 2.8, of all permits, licenses, franchises, authorizations and certificates owned or held by the Company and CHSC necessary to conduct the business of the Company and CHSC as presently conducted, all of which are valid, effective and in good standing.

    2.9 FIXED ASSETS. Sellers have delivered to Buyer a complete and accurate list and complete description, appended hereto as SCHEDULE 2.9, of all material fixed assets of the Company and CHSC as of March 31, 1996 including without limitation a complete and accurate list and complete description of all assets located on the Company's and CHSC=s property which are Sellers' personal property (the "Sellers' Personal Property") and which shall be removed from the Company's and CHSC=s property by the Closing Date. All of the trucks, machinery and other equipment of the Company and CHSC are in good working order and condition, ordinary wear and tear excepted. All assets used by the Company and CHSC in the operation of its businesses are either owned by the Company or CHSC or leased under an agreement reflected on SCHEDULE 2.27 hereto.

    2.10 CONTRACTS AND AGREEMENTS. Sellers have delivered to Buyer a complete and accurate list, appended hereto as SCHEDULE 2.10, of all material contracts and agreements to which the Company or CHSC is a party or by which it or any of its properties is bound as of the date hereof, including, but not limited to, joint venture or partnership agreements, contracts with employees, officers, directors, consultants and any labor organizations, loan agreements, bonds, mortgages, liens, pledges or other security agreements, but not including any purchase orders issued or accepted by the Company or CHSC in the ordinary course of business. Except as set forth on SCHEDULE 2.10, neither the Company nor CHSC is in default under any material contract or agreement to which it is a party or by which any of its properties is bound as of the date hereof and to its knowledge neither is any other party to such contract. For purposes of this
Section 2.10, any contract or agreement which requires or may require the performance of services or the delivery of goods in an amount exceeding fifty thousand dollars ($50,000) individually or in the aggregate, shall be deemed material.

    2.11 INTELLECTUAL PROPERTY. Sellers have delivered to Buyer a complete and accurate list, appended hereto as SCHEDULE 2.11, of all trade names, registered trademarks, unregistered trademarks, service marks, copyrights, patents, patent applications, and patent rights licensed to, applied for, used by, owned by, or registered in the name of, or in which the Company or CHSC has any rights (the "Listed Intellectual Property"), together with a brief description of each. The Company and CHSC owns or possesses adequate licenses or other rights to use all Listed Intellectual Property and any other intellectual property rights (including, without limitation, drawings, trade secrets, know-how and confidential information) necessary to permit the Company and CHSC to conduct its business in all material respects as now operated (the Listed Intellectual Property and the other intellectual property rights hereinafter collectively referred to herein as the "Intellectual Property"). Except as set forth on SCHEDULE 2.11, no claim (i) has been made in the last three (3) years, (ii) is pending, or (iii) to the present knowledge of any Seller, is threatened to the effect that the present or past operations of the Company or CHSC infringes upon or conflicts with the rights of any other person in respect of any Intellectual Property, and no claim is pending, or to the present knowledge of any Seller, threatened to the effect that any Intellectual Property is invalid or unenforceable. No contract, agreement or understanding between the Company or CHSC and any party exists which would impede or prevent the continued use by the Company or CHSC of the entire right, title and interest of the Company or CHSC in and to the Intellectual Property.

    2.12 TITLE TO PROPERTIES. Other than as set forth on SCHEDULE 2.12, the Company and CHSC have good and marketable title to all properties, assets and leasehold estates, real and personal, owned and used in its business, which are all the assets necessary to conduct the business of the Company and CHSC as presently conducted (except as since sold or otherwise disposed of in the ordinary course of business, it being understood that disposition of any asset carried on the books of the Company or CHSC at more than ten thousand dollars ($10,000) is not in the ordinary course of business), free and clear of all mortgages, pledges, liens, encumbrances, options, conditional sales agreements, charges and assessments. The material assets of the Company and CHSC are in good and usable condition, ordinary wear and tear excepted, and have been maintained in accordance with good business and maintenance practice.

    2.13 INSURANCE. Sellers have delivered to Buyer a complete and accurate list and description (including effective dates, premiums and coverage amounts), appended hereto as SCHEDULE 2.13, of all insurance policies carried by the Company and CHSC as of the date hereof. All such insurance policies are in full force and effect as of the date hereof.

    2.14 OFFICERS AND DIRECTORS. Sellers have delivered to Buyer a complete and accurate list of the officers and directors of the Company and CHSC as of the date hereof, appended hereto as SCHEDULE 2.14, along with the rate of compensation (in the portions thereof attributable to salary and bonuses, respectively) of the officers of the Company and CHSC.

    2.15 INVENTORIES. The Company's and CHSC=s inventories consist of items of a quality and quantity usable and salable (according to industry standards) in the ordinary course of business by the Company and CHSC. All items included in the inventories at March 31, 1996 are the property of the Company or CHSC, except for sales made in the ordinary course of business since March 31, 1996; for each of these sales either the buyer has made full payment or the buyer's liability to make payment is reflected in the books of the Company or CHSC, subject to established reserves. Except as set forth in the Schedules hereto, no items included in the inventories have been pledged as collateral or are held by the Company or CHSC on consignment from others. The inventory item in the unaudited Balance Sheet of the Company as of March 31, 1996 is valued at the lower of cost or market value, on a LIFO basis.

    2.16 NO DEFAULTS OR CONFLICTS. Neither the Company nor CHSC is in violation of or default in any material respect under any law or regulation, or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or arbitrative tribunal, wherever located and except to the extent set forth on SCHEDULE 2.16, and there are no judgments or decrees or orders entered in any suit or proceeding brought by any governmental agency or any other party enjoining the Company or CHSC in respect of any business practice or the conduct of business in any area. Other than as described in Section 2.19 below, there are no violations or defaults, judgments, decrees or orders, or claims, actions, suits or proceedings of the type described above or in SCHEDULE 2.19 below affecting the Company or CHSC. The execution and delivery of this Agreement and any and all other documents to be executed therewith and the performance by the Company and Sellers of their obligations hereunder and thereunder do not and will not
(a) conflict with or result in a violation or breach of any provision of (i) any law, statute, rule or regulation, (ii) the Articles of Incorporation or Bylaws of the Company or CHSC or (iii) any agreement, judgment, license, order or permit applicable to or binding upon the Company, CHSC or the Sellers, or (b) result in the creation of any material lien, charge or encumbrance upon any assets or properties of the Company or CHSC.

    2.17 GOVERNMENT AND OTHER CONSENTS. Except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Sellers of this Agreement or the consummation of any transactions contemplated hereby.

    2.18 TAXES. The Company and CHSC have correctly prepared and timely filed all federal, state and other tax returns that are or were required for all fiscal periods ending on or before March 31, 1995, and have paid or made provision for all taxes due and payable and have complied in all respects with all applicable laws relating to the payment and withholding of taxes and there are no claims against the Company or CHSC for federal, state and other taxes for any period or periods ending on or before March 31, 1996. There are no outstanding waivers or comparable consents given by the Company or CHSC regarding the application of the statute of limitation with respect to any taxes or returns. Except as set forth in SCHEDULE 2.18, with regard to any taxes or returns of the Company or CHSC, there are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending and there has not been any such audit or proceeding in the last five (5) years.

    2.19 LITIGATION. Except as set forth in SCHEDULE 2.19, there are no claims, actions, suits, proceedings or inquiries, investigations, pending or to the knowledge of Sellers threatened or which were instituted or settled within the last three (3) years against or affecting the Company or CHSC, at law or in equity or otherwise, or before or by any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or arbitrative tribunal wherever located.

    2.20 ORGANIZATION DOCUMENTS. The Articles of Incorporation and Bylaws of the Company and CHSC, as amended, in the respective forms provided to Buyer are complete and correct.

    2.21 RECENT DEVELOPMENTS. Except as set forth in SCHEDULE 2.21, since March 31, 1996, there has not been any:

         (1) Transaction, contract or commitment by the Company or CHSC except in the ordinary course of business as conducted on that date;

         (2) Capital expenditure by the Company or CHSC exceeding $50,000 (other than in accordance with the Capital Expenditure Plan described in Schedule 4.2(b);

         (3) Material adverse change in the financial condition, liabilities, assets, business, or prospects of the Company or CHSC;

         (4) Material destruction, damage to, or loss of any material asset of the Company or CHSC (whether or not covered by insurance);

         (5) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company or CHSC;

         (6)  Revaluation by the Company or CHSC of any of its assets;

         (7) Declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company or CHSC, or any direct or indirect redemption, purchase, or other acquisition by the Company or CHSC of any of its shares of capital stock;

         (8) Increase in the salary or other compensation payable or to become payable by the Company or CHSC to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by the Company or CHSC, of a bonus or other additional salary or compensation to any such person;

         (9) Sale or transfer of any asset of the Company or CHSC, except in the ordinary course of business;

         (10) Amendment or termination of any contract, agreement, or license to which the Company or CHSC is a party, except in the ordinary course of business;

         (11) Loan by the Company or CHSC to any person or entity, or guaranty by the Company or CHSC of any loan;

         (12) Mortgage, pledge, or other encumbrance of any asset of the Company or CHSC;

         (13) Waiver or release of any right or claim of the Company or CHSC, except in the ordinary course of business;

         (14) Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of the Company, CHSC, or their affairs;

         (15) Labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

         (16) Issuance or sale by the Company or CHSC of any shares of their capital stock of any class, or of any other of their securities;

         (17) Termination or modification of any relationship or arrangement of the Company or CHSC with any of their major suppliers, distributors, customers or clients;

         (18) Agreement by the Company or CHSC to do any of the things described in the preceding clauses (a) through (q); or

         (19) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of the Company or CHSC.

    2.22      EMPLOYEES AND PLANS.

         (1) SCHEDULE 2.22 is a list of all employment and consulting contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which the Company or CHSC is a party or by which the Company or CHSC is bound. Except as set forth in SCHEDULE 2.22, all these contracts and arrangements are in full force and effect, and neither the Company, CHSC nor any other party is in default under them. There have been no claims of defaults and, to the best knowledge of Sellers, there are no facts or conditions that if continued, or on notice, will result in a default, under these contracts or arrangements. There is no pending or, to Sellers' knowledge, threatened labor dispute, strike, or work stoppage affecting the Company's or CHSC=s business. The Company and CHSC have complied with all applicable laws relating to its employees and for their employee benefit plans, including the provisions of the Employee Retirement Income Security Act (ERISA) if and to the extent applicable. There are no threatened or pending claims by or on behalf of any employee or such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any employee or such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to Sellers' knowledge, any basis for such a claim. Except as set forth in SCHEDULE 2.22, the Company has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, of Buyer or the Company, to make any payment to any present or former employee following termination of employment.

         (2) SCHEDULE 2.22 contains a complete and accurate list of the following information for each officer, director, and employee (by category) of the Company and CHSC, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since March 31, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Company=s or CHSC=s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or other employee benefit plan or any director plan.

         (3) No employee or director of the Company or CHSC is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company or CHSC, or (ii) the ability of the Company or CHSC to conduct its business. To Sellers= knowledge, no key employee of the Company or CHSC intends to terminate his or her employment with the Company or CHSC.

         (4) SCHEDULE 2.22 also contains a complete and accurate list (by category) of the following information for each retired employee or director of the Company or CHSC, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

    2.23      COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in
SCHEDULE 2.23, the Company and CHSC are and at all times during the past three
(3) years have been in material compliance with applicable federal, state and local laws, statutes and regulations applicable to the conduct of their businesses and neither the Company nor CHSC has received any notice or other communication regarding the actual, alleged or potential violation of any such law, statute or regulation.

    2.24 PRODUCT LIABILITY. Except as set forth in SCHEDULE 2.24, the Company=s and CHSC=s products are made and manufactured in accordance with applicable laws and contain no design defects. The Company and CHSC have furnished Buyer with a copy or summary of all warranties, express or implied, relating to the sale of their products during the past three (3) years.

    2.25 FULL DISCLOSURE. No statement herein or other information delivered herewith by or on behalf of the Sellers to the Buyer in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Sellers necessary to make the statements contained herein or therein not misleading as of the date hereof.

    2.26 INTERESTED PERSONS. Except as set forth in SCHEDULE 2.26, neither the Sellers nor any officer, director, employee of the Company or CHSC; nor any spouse, child, or other relative of any of these persons has (i) any interest in, directly or indirectly, nor any contractual relationship with, any competitor, customer or supplier of the Company or CHSC or in any person from whom or to whom the Company or CHSC leases any real or personal property, or in any other person with whom the Company or CHSC is doing business, or (ii) except as set forth in SCHEDULE 2.14 and for the fees paid and payable to Manwell & Milton, of which Mr. Manwell is a member, engaged in any transaction with the Company or CHSC in the last five (5) years.

    2.27 LEASES. SCHEDULE 2.27 sets forth a list of every lease, sublease, license and other agreement relating to real and personal property, written or oral, to which the Company or CHSC is a lessee, sublessee or assignee ("Leases"). Originals or true, correct and complete copies of each Lease, including all amendments and exhibits thereto, have been provided to the Buyer, its representatives, accountants, appraisers or counsel for review. Each Lease is in full force and effect and is a valid and binding agreement of the parties, and there does not exist, nor would there exist as a result of any provision of this Agreement, any default or event which with notice or lapse of time or both, would constitute a default under the Leases. None of the Sellers, the Company or CHSC has received any notice of any event or condition that would prevent continuation of any of the Leases. There exists no violation of any building, zoning or fire code or other statute, regulation or ordinance in connection with any real property lease to which the Company or CHSC is a party.

    2.28 ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 2.28, the Company and CHSC have complied and the property owned or leased by them complies in all material respects with all federal, state, and local environmental protection laws and regulations and no citation has been received in the last three (3) years for any violation of any such law or regulation. Except as set forth in SCHEDULE 2.28, no material capital expenditures or expenditures for remediation will be required for compliance with any applicable federal, state or local laws or regulations now in force relating to the protection of the environment. Except as set forth in
SCHEDULE 2.28, there is no past or pending audit or investigation known to Sellers by any federal, state, or local governmental authority with respect to groundwater, soil, or air; the use, storage, burial, release, transportation, or disposal of hazardous substances, petroleum, or other materials or substances harmful to the health and safety of the environment; or underground storage tanks at the property or relating to the facilities owned or leased by the Company or CHSC. Except as set forth in SCHEDULE 2.28, neither the Company nor CHSC have an agreement with any third party or federal, state, or local governmental authority relating to any environmental matter or any environmental cleanup and there are no pending claims by third parties regarding any environmental matters.

    2.29 BROKERS OR FINDERS. Except for that certain letter agreement dated January 17, 1996 between the Company and Dillon, Read & Co. Inc., Sellers and the Company have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF BUYER.

    Buyer hereby represents and warrants to each Seller that, at and as of the date of this Agreement, the following statements are and shall be true and correct in all respects:

    3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Buyer is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has the power to own its properties and to carry on its businesses as now being conducted. The Buyer is duly qualified to do business and in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Buyer.

    3.2 NO DEFAULT OR CONFLICTS. Buyer is not in violation of or default in any material respect under any law or regulation, or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or arbitrative tribunal, wherever located. The execution and delivery of this Agreement and any and all documents to be executed in connection therewith and the performance by Buyer of its obligations hereunder and thereunder do not and will not (a) materially conflict with any provision of (i) any law, statute, rule or regulation, (ii) the Certificate of Incorporation or Bylaws of Buyer or (iii) any agreement, judgment, license, order or permit applicable to or binding upon Buyer, or (b) result in the creation of any material lien, charge or encumbrance upon any assets or properties of Buyer.

    3.3 LITIGATION. There are no claims, actions, suits or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer, at law or in equity or otherwise, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or arbitrative tribunal wherever located that challenge or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

    3.4 GOVERNMENT AND OTHER CONSENTS. Except for filings required under the HSR Act, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Buyer of this Agreement or the consummation of any transactions contemplated hereby.

    3.5 DUE AUTHORIZATION. Except with respect to approval by the Buyer=s board of directors, this Agreement has been duly authorized and, upon execution and delivery, will be the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

    3.6 FULL DISCLOSURE. No statement herein or other information delivered herewith by or on behalf of Buyer in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Buyer necessary to make the statements contained herein or therein not misleading as of the date hereof.

    3.7 INVESTMENT INTENT. The Stock of the Company to be acquired by Buyer pursuant to this Agreement are being acquired by Buyer for investment and not with a view to the distribution thereof and Buyer has or will comply fully with any applicable state or Federal law or regulation affecting the ownership or distribution of such Stock.

    3.8 BROKERS OR FINDERS. Buyer has incurred no obligations or liabilities, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

ARTICLE 4.  COVENANTS OF SELLERS AND COMPANY.

    4.1 AFFIRMATIVE COVENANTS. The Sellers and the Company covenant and agree that, from the date of this Agreement through the Closing Date:

         (1) ACCESS. Sellers shall give, and shall cause the Company and CHSC to give, to Buyer and Buyer's counsel and other representatives reasonable access to all of the properties, books, leases, contracts, agreements, commitments and records and to all employees and representatives of the Company and CHSC, respectively, and shall furnish Buyer with all information concerning the affairs of the Company and CHSC and copies of such records and other documents as Buyer shall reasonably request.

         (2) ADVERSE CHANGE. Sellers shall cause the Company promptly to notify Buyer in writing if (i) there is any material adverse change in the assets, properties, business or condition (financial or otherwise) of the Company and CHSC, taken as a whole, (ii) there is any substantial loss or damage to any of the material assets or properties of the Company or CHSC, whether or not covered by insurance, (iii) any litigation, proceeding or investigation is instituted affecting the Company or CHSC or any of their respective assets or properties, or (iv) any other event occurs which causes any of the representations and warranties of Sellers contained herein to become untrue.

         (3) OPERATIONS OF THE BUSINESS OF THE COMPANY AND CHSC. Sellers shall cause the Company and CHSC to:

              (1) carry on their business in substantially the same manner as they have heretofore and not introduce any new method of management, operation or accounting;

              (2) maintain their properties and facilities in good working order and condition, ordinary wear and tear excepted;

              (3) perform all material obligations under agreements relating to or affecting their assets, properties and rights;

              (4) maintain in full force and effect present insurance policies or other comparable insurance coverage; and

              (5) use their best efforts to retain their present employees and maintain their relationships with suppliers, clients, customers and others having business relations with them.

         (4) 401(k) PLAN. The Company covenants that, at the option of Buyer, it will terminate its existing 401(k) plan effective upon Closing hereunder to facilitate employee participation in Buyer=s 401(k) plan.

    4.2 NEGATIVE COVENANTS. Sellers covenant and agree that, from the date of this Agreement through the Closing Date, they shall cause the Company and CHSC to comply with the following covenants:

         (1) EMPLOYEE COMPENSATION. Except as may be required by law or as set forth in SCHEDULE 2.22, neither the Company nor CHSC shall enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except, in the case of employees other than officers, for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and CHSC, taken as a whole) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         (2) CAPITAL EXPENDITURES. Except as disclosed to Buyer, neither the Company nor CHSC shall authorize or make any capital expenditures in excess of fifty thousand dollars ($50,000) in the aggregate in respect of any project except for obligations incurred prior to the date hereof and disclosed on
SCHEDULE 4.2(b) hereto.

         (3) TAX ELECTIONS. The Company and CHSC shall not make any tax elections or settle or compromise any income tax liability or, except as required by law or applicable accounting standards, change any accounting policies or procedures.

         (4) CONTRACTS AND AGREEMENTS. Neither the Company nor CHSC shall cancel, modify adversely, assign, terminate or encumber any contract, agreement, arrangement, commitment or understanding which would materially and adversely affect the business, operations or financial position of the Company and CHSC, taken as a whole.

         (5) SALE OF ASSETS. Neither the Company nor CHSC shall, except as required in the ordinary course of business, sell, dispose of or agree to sell or dispose of any of their real or personal property, rights, interests or other assets.

         (6) INSURANCE. The Company and CHSC shall not fail to maintain insurance substantially in accordance with Section 2.13 hereof.

         (7) ORDINARY COURSE OF BUSINESS. Except as required in connection with the transactions contemplated hereby, neither the Company nor CHSC shall enter into any transaction not in the ordinary course of business, or enter into any contract or agreement not in the ordinary course of business.

         (8) INDEBTEDNESS. Neither the Company nor CHSC shall incur any indebtedness or make any loan or advance other than in the ordinary course of business. Any assumption, guarantee or endorsement or the creating of any lien or other charge on any assets shall be deemed an incurrence of indebtedness for this purpose.

         (9) SALE OF CAPITAL STOCK. Neither the Company nor CHSC shall issue, sell, contract to sell or make any changes in any of its securities (including options, warrants or convertible securities) or redeem, purchase or otherwise acquire any outstanding shares of its securities.

         (10) DIVIDENDS. Except as set forth in SCHEDULE 2.21, the Company and CHSC shall not pay any dividends or make any other distributions with respect to capital stock.

         (11) ORGANIZATIONAL DOCUMENTS. The Company and CHSC shall not change, amend or modify its Articles of Incorporation or By-laws.

         (12) DEFAULTS. The Company and CHSC shall use its best efforts to not allow to occur or exist any default by it under any contract, agreement, arrangement, commitment or understanding, which default could have a material adverse affect upon the business, operations or financial position of the Company and CHSC, taken as a whole.

         (13) LIENS. Except as described in SCHEDULE 2.12, neither the Company nor CHSC shall create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired.

         (14) MERGER OR CONSOLIDATION. Neither the Company nor CHSC shall merge or consolidate or agree to merge or consolidate with or into any other corporation.

         (15) ACTION. Neither the Company nor CHSC shall take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty contained in this Agreement untrue or incorrect as of the date when made or as of such time.

    4.3 ADDITIONAL COVENANTS. Each Seller agrees that for a period of five (5) years from the date of Closing that he and his affiliates will not, directly or indirectly, solicit any of the current employees of the Company or any direct or indirect subsidiary to leave such employment or hire such employee.

ARTICLE 5.  BEST EFFORTS; HART-SCOTT-RODINO.

    5.1 BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement, including without limitation, obtaining all required consents and approvals, making all required filings and applications and complying with or responding to any requests by governmental agencies. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such necessary or desirable action. The parties will execute any additional instruments necessary to consummate, perfect or evidence the transactions contemplated hereby.

    5.2 HART-SCOTT-RODINO. As soon as practicable, Buyer shall make, and the Sellers shall cause the Company to make, all filings required under the HSR Act covering the transactions contemplated hereby.


ARTICLE 6.  CONDITIONS TO OBLIGATIONS OF BUYER.

    The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

    6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date and Buyer shall have received such evidence thereof as it shall reasonably request.

    6.2 PERFORMANCE OF EACH SELLER. Each Seller shall have performed in all material respects all covenants and agreements required to be performed by him under this Agreement prior to the Closing Date and Buyer shall be reasonably satisfied that no defaults have occurred which would have a material adverse effect upon the business, operations or financial position of the Company.

    6.3 ABSENCE OF MATERIAL ADVERSE CHANGES. There shall have been no material adverse change in the assets or liabilities of the Company or results of operations or financial condition during the period from the date hereof, to and including the Closing Date.

    6.4 DELIVERIES. At or prior to the Closing Date, Sellers shall have delivered to Buyer the following instruments and documents:

         (1) stock certificates evidencing all of the Stock, duly endorsed for transfer to Buyer in accordance with Section 1.1;

         (2) resignations of all directors and officers of the Company and CHSC effective on the Closing Date;

         (3) all minute books, stock certificates and corporate records (including unissued stock certificates and all canceled stock certificates), the Articles of Incorporation (and all amendments thereto), By-laws and the corporate seal of the Company;

         (4) all deeds, leases, certificates of title, contracts, agreements, correspondence and documents of every character to which the Company is a party and all amendments and modifications thereof;

         (5) all books of account, records, files, documents and papers relating to the Company and the conduct of its business;

         (6) such other documents and instruments as Buyer shall have reasonably requested as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Sellers in this Agreement and the other documents contemplated herein, the satisfaction of all conditions contained herein or therein and all other matters pertaining hereto and thereto; and

         (7) an opinion of Manwell & Milton, counsel for Sellers, in form satisfactory to Buyer in its reasonable discretion; and

         (8) a tax clearance certificate and a certificate of the due incorporation, valid existence and good standing of the Company in the State of California and CHSC in the State of Ohio, issued by the appropriate authorities of such jurisdictions; and

         (9) at Sellers= expense, at the request of Buyer prior to the Closing Date, all employment, incentive compensation, severance, management and/or phantom stock agreements of the Company or CHSC currently in effect shall have been terminated or fully performed and new employment agreements with such persons as Buyer shall designate on terms and conditions satisfactory to Buyer in its reasonable discretion shall have been executed and delivered; provided, however, that Buyer may not request termination of the existing employment agreements of Messrs. Cassedy and Massey;

         (10) at Buyer=s option, all or any existing noncompete agreements shall be terminated or fully performed at Sellers= expense, and at Buyer=s option, new noncompete agreements with such persons as Buyer shall designate on terms and conditions satisfactory to Buyer shall have been executed and delivered; and

         (11) the Buyer shall have received the approval of its Board of Directors.

    6.5 HART-SCOTT-RODINO WAITING PERIOD. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated and neither the Department of Justice nor the Federal Trade Commission shall have instituted any litigation to enjoin or delay the consummation of the transactions contemplated hereby.

    6.6 APPROVALS; LITIGATION. All approvals of any governmental authority and consents of other parties to the leases, agreements, licenses and permits of the Company, which approval or consent is necessary to permit consummation of the transaction and to permit the business and assets of the Company as presently conducted and owned to continue to be so conducted and owned after consummation of the transaction, shall have been obtained and on the Closing Date there shall be no litigation or other proceedings pending or threatened against any of the parties hereto, seeking to enjoin, prevent, set aside or otherwise challenge the consummation of the transactions contemplated herein.

    The conditions contained in this Article VI are included herein for the benefit of Buyer and, without constituting a waiver of any of Buyer's rights hereunder or at law or in equity, if Sellers shall be in default of any agreement herein, may be waived as conditions to closing, in whole or in part, and with or without notice; PROVIDED, HOWEVER, that if Buyer knowingly waives any condition set forth in this Article VI, Buyer shall be precluded from claiming a breach of any representation or warranty or covenant which shall have been rendered false by the events beyond the control of Company and Sellers which occur during the period from the date hereof, to and including the Closing Date and cause the breach which has been waived.

ARTICLE 7.  CONDITIONS TO OBLIGATIONS OF SELLERS.

    The obligations of Sellers under this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

    7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date and Sellers shall have received such evidence thereof as they shall reasonably request.

    7.2 PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or by the Closing Date.

    7.3 DELIVERIES. At or prior to the Closing Date, Buyer shall have delivered the following instruments and documents:

         (1) to the Sellers, payment of the Purchase Price less the Escrow Amount (as such term is defined in Section 7.3(b)) by wire transfer of immediately available funds to the respective accounts specified by Sellers no less than forty-eight (48) hours prior to the Closing Date or if no such account is specified by a Seller a certified or cashier's check payable to the account of such Seller in immediately available funds;

         (2) to First Trust of California (AEscrow Holder@), payment of two million dollars ($ 2,000,000.00) (the AEscrow Amount@) by wire transfer of immediately available funds with directions to retain, hold and dispose of these funds in accordance with the terms of the Escrow Agreement among Buyer, the Company and the Sellers which shall be in substantially the form of EXHIBIT B attached hereto (the AEscrow Agreement@) to fund the payment of any liability of the Sellers to Buyer arising under
Section 9.2 of this Agreement;

         (3) to the Sellers, a certificate of the due incorporation, valid existence and good standing of Buyer in the State of Delaware, issued by the appropriate authorities of such jurisdiction;

         (4) to the Sellers, an opinion of Pillsbury Madison & Sutro LLP, counsel for Buyer, in form satisfactory to Sellers in their reasonable discretion; and

         (5) such other documents and instruments as Sellers shall have reasonably requested as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by Buyer in this Agreement and the other documents contemplated herein, (ii) the satisfaction of all conditions contained herein or therein and (iii) all other matters pertaining hereto and thereto.

    7.4 HART-SCOTT-RODINO WAITING PERIOD. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated and neither the Department of Justice nor the Federal Trade Commission shall have instituted any litigation to enjoin or delay the consummation of the transactions contemplated hereby.

    7.5 APPROVALS; LITIGATION. All approvals of any governmental authority and consents of other parties to the leases, agreements, licenses and permits of the Company, which approval or consent is necessary to permit consummation of the transaction and to permit the business and assets of the Company as presently conducted and owned to continue to be so conducted and owned after consummation of the transaction, shall have been obtained and on the Closing Date there shall be no litigation or other proceedings pending or threatened against any of the parties hereto, seeking to enjoin, prevent, set aside or otherwise challenge the consummation of the transactions contemplated herein.

    The conditions contained in this Article VII are included herein for the benefit of Sellers and, without constituting a waiver of any of Sellers rights hereunder or at law or in equity, if Buyer shall be in default of any agreement herein, may be waived by Sellers as conditions to closing, in whole or in part, and with or without notice.

ARTICLE 8. TERMINATION.

    The transactions contemplated by this Agreement may be terminated on or before the Closing Date as follows:

    8.1 MUTUAL AGREEMENT. By mutual written agreement of the Sellers and Buyer.

    8.2 COURT ORDER. By the Sellers or Buyer if any court of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

    8.3 BREACH OF REPRESENTATION OF WARRANTY. By the Sellers or Buyer if any representation or warranty made herein by the other was untrue or false in any material respect as of the date made or as of the Closing Date.

    8.4 CONDITIONS TO CLOSE. By the Sellers or Buyer if any condition precedent to its obligation to close has not occurred as of the Closing Date, unless the party seeking to terminate has failed to observe any covenant, agreement or condition precedent to be observed or performed by such party on or before the Closing Date.

    8.5 FAILURE TO CLOSE. After July 31, 1996, by either the Sellers or Buyer if the Closing has not occurred for any reason other than a breach of this Agreement by the terminating party.

    8.6 BUYER=S BOARD APPROVAL. After June 10, 1996, by either the Sellers or Buyer if Buyer=s Board of Directors has not approved the execution and delivery of this Agreement and the transactions contemplated hereby.

    8.7 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to the provisions of Article VIII hereof, except as set forth below, this Agreement shall forthwith become wholly void and of no force and effect and there shall be no liability on the part of the parties hereto. If for any reason on the Closing Date there has been non-fulfillment of an undertaking by or condition precedent for the Sellers or Buyer not waived in writing by the party in whose favor such undertaking or condition runs, the party in whose favor such undertaking or condition runs may refuse to consummate the transactions contemplated by this Agreement without any liability or obligation on its part whatsoever and any such refusal by the Sellers or by Buyer to consummate the transactions hereby contemplated because of non-fulfillment by the other party shall not constitute an election of remedies and the non-defaulting party may pursue whatever legal rights and remedies it may have at law or in equity, including specific performance, by reason of such non-fulfillment or failure by the other party.

ARTICLE 9.  SURVIVAL; INDEMNIFICATION.

    9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations and warranties of each Seller and Buyer contained herein shall survive the Closing Date for a period of two (2) years after the Closing Date and shall be effective regardless of any investigation that may have been made or may be made at any time by or on behalf of the party to whom such representations, warranties are made. After such two (2) year period, no claim by Buyer for breach of such representations and warranties shall be commenced. Notwithstanding the foregoing, the representations and warranties related to taxes shall survive until the expiration of the period during which any government agency can assert a claim related to such taxes. Any representation or warranty which is the subject of a claim or dispute asserted prior to any expiration date shall survive with respect to such claim or dispute until final resolution thereof. The parties hereto in executing and carrying out the provisions of this Agreement are relying solely upon the representations, warranties and agreements contained in this Agreement, in any certificate or exhibit delivered pursuant to the provisions of this Agreement, and the information provided to it in writing, which information is listed on
SCHEDULE 9.1, attached hereto and by this reference incorporated herein, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person (including the Company, the Sellers, or any representative thereof), other than as specifically set forth herein and therein.

    All obligations, covenants and agreements of the parties contained in this Agreement shall survive the Closing Date for such period as may be specified herein or as appropriate to permit the performance thereof in accordance with this Agreement.

    9.2       SELLER'S INDEMNIFICATION OF BUYER.

         (1) Sellers, agree to indemnify and hold Buyer harmless against any loss, damage, penalty (civil or criminal), mandatory capital expenditure, or expense (including reasonable attorneys' fees) suffered by Buyer resulting from
(i) any breach of any of the representations, warranties or covenants made by Sellers herein, or in any schedule or certificate delivered pursuant hereto,
(ii) or caused by or arising out of any Environmental Condition which is identified in (1) Sections 5 and 6 of the Preliminary Site Assessment: Carriage Hill Stone Company, 9318 Erie S.W., Navarre, Ohio dated May 29, 1996 prepared by Harza Consulting Engineers and Scientists (AHarza@), (2) Sections 5 and 6 of Preliminary Site Assessment: Carriage Hill Stone Company, 10149 Navarre Road S.W., Navarre, Ohio dated May 29, 1996 prepared by Harza, (3) Sections 5 and 6 of the Phase I Preliminary Site Assessment: Tower Road Property, Napa, California dated May 24, 1996 prepared by Harza, and (4) the Preliminary Site Assessment and Soil and Ground Water Quality Investigation: Tower Road Property, Napa, California 94563 dated August, 1991 prepared by Kaldveer Associates, Incorporated; or (iii) the mandatory requirement to comply with any federal, state or local laws, statutes, ordinances, rules or regulations relating to pollution or protection of health or the environment arising out of Environmental Conditions existing or occurring prior to the Closing Date (except that nothing herein shall require indemnification with respect to (X) expenses already incurred or capital expenditures already made by the Company in connection with past environmental compliance activities, (Y) expenses incurred or capital expenditures made in connection with the post-Closing continuation of environmental compliance activities currently engaged in by the Company, or (Z) changes in federal, state or local environmental laws following the Closing
Date); PROVIDED, HOWEVER, that with respect to matters giving rise to indemnification under clause (i) above (other than a breach of a representation contained in Section 2.2 or 2.3 hereof) Sellers shall not be required to indemnify Buyer hereunder until the total amount of all such losses, damages or expenses exceeds five hundred thousand dollars ($500,000.00), and then only for the amount by which such losses, damages or expenses exceed five hundred thousand dollars ($500,000.00). For purposes of this Section 9.2, Environmental Condition shall mean: (i) the presence or disposal, or actual or threatened emission, discharge, migration or release at or from the properties (owned or leased) of the Company and CHSC of pollutants, contaminants (including without limitation radioactive contaminants), toxic or hazardous substances, materials or wastes into or in air, soil, surface water, groundwater, personal property, equipment or structures; or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, toxic or hazardous substances, materials or wastes, on or from the properties (owned or leased) of the Company and CHSC. Buyer shall use its reasonable efforts to minimize the cost to remedy environmental conditions that are subject to the indemnity provisions of this Section 9.2. In addition, Sellers will be allowed to reasonably participate in Buyer=s planning process with respect to the development of plans to remedy such condition;

         (2) The liability of any Seller hereunder shall be several but not joint and any Seller's liability with respect to any obligation hereunder shall be limited to its or his proportionate share, based on the consideration received upon the Closing; PROVIDED, HOWEVER, that liability of Sellers of any kind, whether hereunder, under the Escrow Agreement, in contract or otherwise, shall be limited to an aggregate of five million dollars ($5,000,000.00); PROVIDED, FURTHER, HOWEVER, that each Seller shall be liable without respect to the foregoing limitations concerning several liability and maximum limitations on liability for a breach of a representation contained in Section 2.2 or in
Section 2.3 (but no Seller shall be liable with respect to a breach of such representation by another Seller);

         (3) Sellers shall in no event be required to indemnify Buyer for any loss, damage or expense with respect to claims by third parties unless any such claims(s) relate to events occurring prior to and including the Closing Date;

         (4) With respect to any claim or demand set forth by Buyer relating to a third party claim, for which Sellers are required to indemnify Buyer hereunder, the Sellers shall assume the defense, using counsel reasonably satisfactory to Buyer (it being understood that should Buyer reasonably determine that there may be a conflict between the positions of the Sellers and the Buyer in defending such claim or that there may be legal defenses available to the Buyer different from or in addition to those available to the Sellers, Buyer may engage its own separate counsel at the expense of Sellers), in good faith and at their expense, of any such claim or demand, and the Buyer, at its expense, shall have the right to participate in the defense of any such third party claim at its sole expense. If a third party claim or demand is or may not be subject in whole or in part to the indemnification by Sellers hereunder, Buyer may defend, using counsel reasonably satisfactory to Sellers, in good faith and at its expense, such claim or demand and Sellers, at their expense, shall have the right to participate in the defense of any such third party claim. So long as the party controlling the defense of the third party claim or demand is defending in good faith such third party claim, the other party shall not settle or compromise such third party claim. The party not controlling the defense shall make available to the other party and its representative all records and other materials reasonably required by it for its use in contesting any third party claim and shall cooperate fully with the party controlling the defense of all such claims. The party controlling the defense of such third party claim or demand shall not without the written consent of the other party, which consent shall not be unreasonably withheld, settle or compromise any third party claim or demand without the written consent of the other party. If Sellers do not elect to defend any such third party claim for which they are required to indemnify Buyer hereunder, Buyer shall have no obligation to do so; and

         (5) Provided that Sellers have fully satisfied their indemnity obligations to Buyer with respect to any matter as to which the Company or CHSC may have a right to indemnity from a third party, Buyer shall, at Sellers= request, assign, or cause the Company to assign, such indemnity right to Sellers and cooperate with Sellers to enforce such indemnity right against such third party; provided, however, that Buyer=s obligation under this subparagraph shall apply only to the extent that such assignment or enforcement would not affect Buyer=s right to indemnification in the future from such third party or under
Section 9.2 of this Agreement.

    9.3 BUYER'S INDEMNIFICATION OF SELLERS. Buyer agrees to indemnify and hold Sellers harmless against any loss, damage or expense (including reasonable attorneys' fees) resulting from a claim by a third party relating to events arising or occurring after Closing and from the conduct of the business of the Company following the Closing hereunder so long as such a claim did or does not arise from or involve a breach of Sellers= representations and warranties herein contained.

    9.4 EXCLUSIVITY OF REMEDIES. From and after the Closing Date, except for any claims relating to fraudulent misrepresentation, the parties' remedies for breach of the representations, warranties and covenants herein contained and all other rights and remedies of the parties for breach of this Agreement or in connection with any dispute arising under this Agreement or the transactions effected hereby or arising out of or relating to the business of the Company as heretofore or hereafter conducted or as existing on the date hereof shall not be cumulative and shall be exclusively governed by and exclusively limited to this
Article IX and the provisions of the Escrow Agreement.

ARTICLE 10.   GENERAL PROVISIONS.

    10.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Buyer recognizes and acknowledges that it has and will have access to certain confidential information of the Company (including, but not limited to, a list of customers and costs) that are valuable, special and unique assets of its business. In the event that the transactions contemplated by this Agreement are not concluded, Buyer agrees that it will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Sellers, or as required by law, unless such confidential information becomes publicly available through no fault of Buyer. For purposes hereof, the term Aconfidential information@ shall not include any information that was known to Buyer, was or becomes available to Buyer on a non-confidential basis from a source other than the Company, the Sellers, or their advisors or agents, provided that such source is not known by the Buyer to be, or to have been, bound by a confidentiality agreement with regard to the information. Buyer hereby agrees to notify the Company promptly if it is requested to make a disclosure of any confidential information in connection with any legal or administrative proceeding or investigation (a "Disclosure") so that the Company may seek a protective order or other remedy or waive Buyer's compliance with this Section 10.1. Buyer will cooperate with the Company on a reasonable basis in its efforts to obtain a protective order or other remedy, but, if a protective order or other remedy is not obtained, Buyer may make such Disclosure without liability hereunder if it is nevertheless compelled to make such Disclosure. In the event of a breach or threatened breach by Buyer of this Section 10.1, the Sellers and the Company shall be entitled to an injunction restraining such breaching party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Sellers or the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

    10.2 PUBLIC ANNOUNCEMENTS. Sellers shall have the right of prior approval of any press release issued by Buyer in connection with any termination of this Agreement.

    10.3 REFERENCES AND TITLES. All references in this Agreement to Articles, Sections, Subsections and other subdivisions refer to corresponding Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of such subdivision and shall be disregarded in construing the language contained in such subdivision. The words "this Agreement," "this instrument,"herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

    10.4 EXPENSES. Whether or not the transactions herein contemplated shall be consummated, each party to this Agreement shall be responsible for the fees, expenses and disbursements of its agents, representatives, accountants and counsel incurred in connection with the negotiation of this Agreement and the transactions contemplated in connection herewith. Sellers represent that the Sale Costs and Expenses are the only expenses incurred or to be incurred by or on behalf of the Sellers or the Company in connection with the negotiation of this Agreement and the transactions contemplated in connection herewith.

    10.5 CONSTRUCTION; ENTIRE AGREEMENT; AMENDMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of California irrespective of such state's choice of law principles. This Agreement, together with schedules and exhibits attached hereto, contains the entire agreement between the Sellers and Buyer with respect to the transactions contemplated hereby and supersedes all prior arrangements and understandings among them with respect thereto. This Agreement may not be amended, modified or changed except by instruments in writing signed by all of the parties hereto.

    10.6      TIME.  Time is of the essence hereof.

    10.7 NOTICES. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (1) when hand delivered to the other party; or (2) when received when sent by telex or facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid and addressed to the parties as set forth below, or (b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph; additionally, any notice given by telex or facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day); or (3) three business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

    If to Buyer:

         Fibreboard Corporation
         California Plaza
         2121 North California Blvd., Suite 560
         Walnut Creek, California 94596

         Attention:     Herbert M. Elliott, Vice President
         Telephone:     (510) 274-2717
         Fax No.:       (510) 274-0714

    with copies to:

         Fibreboard Corporation

         California Plaza
         2121 North California Blvd., Suite 560
         Walnut Creek, California 94596
         Attention:     Donald F. McAleenan, Deputy General Counsel
         Telephone:     (510) 274-2738
         Fax No.:       (510) 274-0714
         and:

         Pillsbury Madison & Sutro LLP
         2700 Sand Hill Road
         Menlo Park, California 94025-7020
         Attention: Katharine A. Martin
         Telephone:     (415) 233-4586
         Fax No.:       (415) 233-4545

    If to Sellers:

         At the addresses, telephone and facsimile numbers listed beneath their names on the signature pages hereof.

    with a copy to:

         Manwell & Milton
         20 California Street, Third Floor
         San Francisco, California  94111
         Attention:  Edmund R. Manwell
         Telephone:     (415) 362-2375
         Fax No.:       (415) 362-1010

Each party shall make any ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this paragraph, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

    10.8 ATTORNEY'S FEES. In the event of any action or other proceeding, including arbitration or other non-judicial proceedings, arising from, in, under or concerning this Agreement and any amendment thereof, including, without limiting the generality of the foregoing, any claimed breach hereof, the prevailing party in such action or proceeding shall be entitled to recover from the other party in such action or proceeding, such sum as the court shall fix as reasonable attorney's fees incurred by such prevailing party.

    10.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

    10.10 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to and nothing contained herein shall be interpreted to confer on any party the rights of a third party beneficiary and this Agreement shall be for the sole benefit of the parties hereto.

    10.11 SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the validity of the remainder of this Agreement.

    10.12 LANGUAGE. The language of this Agreement shall be construed as a whole and in accordance with the fair meaning of the language used. The language of this Agreement shall not be strictly construed against either party based upon the fact that either party drafted or was principally responsible for drafting this Agreement or any specific term or condition hereof.

    10.13     COUNTERPARTS.    This Agreement may be executed in any number of
counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    IN WITNESS WHEREOF, Buyer and Sellers have executed this Agreement on the day and year first above written.

BUYER:                                      COMPANY:

FIBREBOARD CORPORATION,                     STONE PRODUCTS CORPORATION,
a Delaware  corporation                     a California corporation

By:                                         By:
   ------------------------------              ------------------------------
      Herbert M. Elliott                           James S. Fetherston
      Vice President                               Chairman of the Board

SELLERS:



- ----------------------------------          ----------------------------------
James S. Fetherston                              Donald G. Castle, on behalf of
Address:  Quantic Industries, Inc.               First Albany Corporation as
          990 Commercial Street             custodian for Donald G. Castle
          San Carlos, CA  94070             Address:  53 Overhill Road
Telephone:    (415) 595-1100                          Orinda, CA  94563
Fax:          (415) 637-3093                Telephone:     (510) 253-0441
                                            Fax:           (510) 253-0442


Charles G. Davis, Jr. Revocable             Donald G. Castle Revocable
Living Trust dated January 27, 1990         Living Trust dated January 1, 1990



By:                                         By:
   ------------------------------              ------------------------------
     Charles G. Davis, Jr., Trustee                Donald G. Castle, Trustee
Address: Quantic Industries, Inc.           Address: 53 Overhill Road
        990 Commercial Street                        Orinda, CA 94563
        San Carlos, CA  94070               Telephone:     (510) 253-0441
Telephone:    (415) 595-1100                Fax:           (510) 253-0442
Fax:          (415) 637-3093


- ---------------------------------
Charles G. Davis, Jr.
Address: Quantic Industries, Inc.
         990 Commercial Street
         San Carlos, CA  94070
Telephone:    (415) 595-1100
Fax:          (415) 637-3093

- -----------------------------------    -----------------------------------
Gregory C. Smith                                 Julie E. Smith



- -----------------------------------    -----------------------------------
Alexander D. Smith                          Gregory C. Smith, on behalf of
                                            Huntington Bank of Michigan
                                            as custodian for Gregory C. Smith

Address for all above:
    Gregory C. Smith
    c/o New Center Stamping, Inc.
    950 East Milwaukee
    Detroit, Michigan 48211
Telephone:    (313) 872-1722
Fax:          (313) 872-0628

International Network Fund             Advent International Investors
Limited Partnership                              Limited Partnership

By:  Advent International Corporation,
    General Partner                         By:
                                               --------------------------------
                                                 David M. Mussafer,
                                                 Attorney-in-Fact

By:
   --------------------------------
    David M. Mussafer,
    Attorney-in-Fact

Advent Omnibus Limited Partnership               Advent UNO, S.A.

By:  Advent International Corporation,
    General Partner

By:  Advent International                   By:
                                               --------------------------------
    Limited Partnership,                         David M. Mussafer,
    General Partner                              Attorney-in-Fact

By:
   --------------------------------
    David M. Mussafer,
    Attorney-in-Fact



Advent UNO, C.V.

By:  International Network Fund
    Limited Partnership,
    General Partner

By:  Advent International Corporation,
    General Partner

By:
   --------------------------------
    David M. Mussafer,
    Attorney-in-Fact


Address for all above:
       101 Federal Street
       Boston, Massachusetts 02110
       Attention:  David M. Mussafer
Telephone:    (617) 951-9469
Fax:          (617) 951-0566

KOWA COMPANY, LTD.,
a Japanese corporation

By:
   --------------------------------
   Shiro Yamaji
   Attorney-in-Fact for
   Takayasu Miwa, Chairman
Address:      6-29, Nishiki 3-chome
              Naka-ku, Nagoya
              460 Japan
Telephone:    (052) 963-3090
Fax:          (052) 963-3093